Exhibit 99.(e)(3)

Novation Agreement

THIS NOVATION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between PINE Distributors LLC (the “Distributor”) and Truth Social Funds (“Fund Company”).

WHEREAS, a majority of the interests of Pine Advisor Solutions LLC, the parent of the Distributor, are being sold to Centralis USA Inc., an affiliate of Centralis Group Holdings S.à.r.l. (the “Transaction”).

Effective as of the Closing Date, the Fund Company, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of October 29, 2025, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below.

Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial [one]-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund Company’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund Company’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed as of the Closing Date.

PINE Distributors LLC	Truth Social Funds

By: /s/ Mark Fairbanks	By: /s/ David Bogaert
Name: Mark Fairbanks	Name: David Bogaert
Title: President	Title: President